EXHIBIT 23.1
CONSENT OF LAW FIRM

With respect to our opinion to Benihana Inc. (the “Company”) dated August 26, 2011, we hereby consent to the quotation, summarization and/or incorporation by reference of such opinion in any materials filed in connection with the Company’s Registration Statement No. 333-174815 on Form S-4 (including any amendments thereto and any materials filed under Rule 425 of the Securities Exchange Act of 1933, as amended (the “Act”)).  This consent shall not be construed as an admission that we come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

RICHARDS, LAYTON & FINGER, P.A.

Wilmington, Delaware
August 26, 2011